Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on March 8, 2023

Registration Statement No. 333-261851-02

$1.138+ billion AmeriCredit Automobile Receivables (AMCAR) Trust 2023-1

Joint Bookrunners: RBC (str), Citi, Mizuho, Scotia, SocGen

Co-Managers: GS, Lloyds, MS, Wells Fargo

- Anticipated Capital Structure -

CLS	AMT ($MM)	WAL	S/M*	P-WIN	E-FIN	L-FIN	BENCH	SPRD	YLD%	CPN%	$PX
===================================================================================================================================
A-1	207.00	0.19	A-1+/P-1	01-04	07/23	03/24	I-CRV	+ 30	5.154	5.154	100.00000
A-2-A	436.50	1.00	AAA/Aaa	04-21	12/24	10/26	I-CRV	+ 73	5.912	5.84	99.99941
A-2-B	50.00	1.00	AAA/Aaa	04-21	12/24	10/26	SOFR30A	+ 73			100.00000
A-3	245.61	2.20	AAA/Aaa	21-32	11/25	11/27	I-CRV	+ 78	5.690	5.62	99.99223
B	88.59	2.89	AA/Aa2	32-37	04/26	03/28	I-CRV	+ 95	5.643	5.57	99.97915
C	111.08	3.38	A/A2	37-44	11/26	12/28	I-CRV	+ 130	5.879	5.80	99.97458
D	106.99	<Not Offered>
E	38.85	<Not Offered>
===================================================================================================================================

*Preliminary minimum ratings. Final ratings to be delivered at closing

Expected Pricing: * PRICED *	Offered Amount: $1,138,780,000 (no-grow)
Expected Settle: 03/15/23	Registration: Public/SEC-registered
First Pmt Date: 04/18/23	ERISA Eligible: Yes
Expected Ratings: S&P / Moody’s	RR Compliance: US-Yes, EU-No
Bloomberg Ticker: AMCAR 2023-1	Pricing Speed: 1.5% ABS to 10% CleanUp Call
Bloomberg SSAP: “AMCAR20231”	Min Denoms: $1k x $1k
Bill & Deliver: RBC

------------ CUSIPs ------------- ISINs------
A-1 03067B AA7	US03067B AA70
A-2-A 03067B AB5	US03067B AB53
A-2-B 03067B AC3	US03067B AC37
A-3 03067B AD1	US03067B AD10
B 03067B AE9	US03067B AE92
C 03067B AF6	US03067B AF67
--------------------------------------------------

- Available Materials -

Preliminary Prospectus, FWP and Intex CDI (attached)

Deal Roadshow: https://dealroadshow.com/e/AMCAR231; password “AMCAR231”

Intexnet dealname: “RBCACAR2301”; password “7XB7”

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.